Exhibit 10.24

7/25/02

WARNER MUSIC GROUP INC.

75 Rockefeller Plaza

NewYork, New York 10019

July 31, 2002

Les Bider

1017 North Roxbury Drive

Beverly Hills, CA 90210

Dear Les:

Please refer to the employment agreement between Warner Music Group Inc. (“Company”) and you dated March 22, 1999 effective as of January 1, 1999, as amended by the letter agreement (the “First Amendment”) dated May 31, 2001, effective January 1, 2001, and the letter agreement (the “Second Amendment”) dated February 14, 2002, effective January l, 2002 (as so amended, the “Agreement”).

This letter, when countersigned, shall constitute our agreement to amend the Agreement as set forth herein. Unless otherwise indicated, capitalized terms shall have the meanings set forth in the Agreement.

1.                                       Paragraph 2 of the Agreement is hereby amended to extend the Term through December 31, 2005.

2.                                       Paragraph 3(a) of the Agreement is hereby amended to provide that with respect to the period from January 1, 2002 through the remainder of the Term, your salary shall be $1,000,000 per annum.

3.                                       (a) Company shall use its best efforts to cause AOL Time Warner Inc. (“AOLTW”) to grant to you options to purchase 25,000 shares of the Common Stock of AOLTW (“Options”), which Options shall be exercisable in accordance with the terms of the stock option agreement to be executed and delivered by you pursuant to the applicable stock option plan. Company shall use all reasonable efforts to cause such grant of Options (the “Third Amendment Options”) to occur prior to March 31, 2003. Such Third Amendment Options shall be in addition to all Options which are to be granted to you in 2002 and 2003 pursuant to the First Amendment and the Second Amendment

(b) The Agreement is hereby amended to provide that in the event of the termination of your employment by Company other than pursuant to Paragraph 9 or 10 (an “Early Termination”), except if you shall otherwise qualify for retirement under the terms of the applicable stock option agreement (in which event the terms of such agreement shall govern), (i) (A) the Third Amendment Options and (B) all stock options granted to you by AOLTW after June 1, 2002 (which options are collectively referred to as your “Term Options”) which, but for such Early Termination, would have vested on or before the final day of the Term (or the final day of the term as same may have been extended under any agreement that amends, replaces or supersedes this Agreement), shall vest and become immediately exercisable upon the effective date of such Early Termination, (ii) all of your vested Term Options shall remain exercisable while you are on the payroll of Company and for a period of three years after the date you leave the payroll of Company (but not beyond the term of such options), and (iii) Company shall not be permitted to determine that your employment was terminated for “unsatisfactory performance” within the meaning of any stock option agreement between you and AOLTW.

Except as expressly amended herein, the terms and provisions of the Agreement shall remain in full force and effect.

If the foregoing correctly sets forth our understanding, please sign below and return this amendment to the Agreement to Company.

WARNER MUSIC GROUP INC.

	By:	/s/ David H. Johnson

Accepted and Agreed:

/s/ Les Bider
Les Bider

2

2/12/02

WARNER MUSIC GROUP INC.
75 Rockefeller Plaza
New York, New York 10019

February 14, 2002

Effective January 1, 2002

Les Bider

1017 North Roxbury Dr.

Beverly Hills, CA 90210

Dear Les:

Please refer to the employment agreement between Warner Music Group Inc. (“Company”) and you dated March 22, 1999, effective as of January 1, 1999, as amended by letter agreement (the “First Amendment”) dated May 31, 2001, effective January 1, 2001 (the “Agreement”).

This letter, when countersigned, shall constitute our agreement to amend the Agreement as set forth herein. Unless otherwise indicated, capitalized terms shall have the meanings set forth in the Agreement.

1.                                       Paragraph 3(a) of the Agreement is hereby amended to provide that with respect to the period from January 1, 2002 until December 31, 2003, your salary shall be $1,000,000 per annum.

2.                                       Paragraph 3(b) of the Agreement is hereby amended to provide that with respect to each calendar year of the Term. commencing on and after January 1, 2002, Company may grant to you an annual bonus (or a pro rata portion of such annual bonus for a portion of such year) (the “Annual Bonus”), the amount of which shall be determined by Company at its sole discretion. Your “target bonus” with respect to each such year of the Term shall be $1,000,000; provided that the amount of any Annual Bonus awarded to you with respect to any year may be higher or lower than such amount, and shall be determined by Company at its sole discretion. The parties acknowledge that Company currently intends to establish a “Warner Music Group Annual Bonus Plan” (as modified from time to time, the “Bonus Plan”). In the event that any such Bonus Plan is established, Company shall determine your Annual Bonus in accordance with such Bonus Plan.

3.                                       (a) Paragraph 2(a) of the First Amendment provides that a certain number of Options shall be granted to you in each of 2002 and 2003 (the “Original Options,” with the Original Options granted to you in 2002 being referred to as the “2002 Original Options”, and the Original Options granted to you in 2003 being referred to as the “2003 Original Options”), and such provision shall remain in full force and effect. The Agreement is hereby amended to provide that: (i) on or before February 28, 2002, Company shall cause

AOL Time Warner Inc. to grant to you such number of Options (the “2002 New Options”) as is sufficient to cause the sum of the number of 2002 Original Options granted to you plus the number of 2002 New Options granted to you to be not less than 250,000, and (ii) on or before March 31, 2003, Company shall cause AOL Time Warner Inc. to grant to you such number of Options (the “2003 New Options”) as is sufficient to cause the sum of the number of 2003 Original Options granted to you plus the number of 2003 New Options granted to you to be not less than 250,000. (The “2002 New Options” together with the “2003 New Options” being referred to as the “New Options”). New Options granted to you shall be exercisable in accordance with the terms of the stock option agreements to be executed and delivered by you pursuant to the applicable stock option plans.

(b)                                 The Agreement is hereby amended to provide that the provisions of Paragraphs 2(b) and 2(c) of the First Amendment shall apply only to (i) the Options granted to you in 2001 pursuant to Paragraph 2(a) of the First Amendment (the “2001 Options), and (ii) the Original Options.

(c)                                  The Agreement is hereby amended to provide that in the event that your employment with Company terminates at the expiration of the Term, regardless of whether such termination is due to Company’s unwillingness to offer continued employment, your unwillingness to accept continued employment, or any failure of you and Company to agree upon the terms of future employment, then (i) such number (if any) of the New Options shall automatically vest as is necessary to cause not less than 75% of the 2002 New Options and not less than 50% of the 2003 New Options to be vested as of the final day of the Term, and (ii) any vested New Options shall, to the extent that such New Options have not been exercised as of the final day of the Term, remain exercisable until the date that is three years after the final day of the Term (but in no event later than the date on which such Options were scheduled to expire at the time they were granted (i.e., generally the date that is ten: years after the date of grant)).

(d)                                 The Agreement is hereby amended to provide that in the event of the termination of your employment by Company other than pursuant to Paragraph 9 or 10, (i) with respect to any New Options which have been granted to you prior to the date of such termination, (A) such number (if any) of the New Options shall automatically vest as is necessary to cause not less than 75% of any 2002 New Options which have been granted and not less than 50% of any 2003 New Options which have been granted to be vested as of the date of such termination, and (B) any vested New Options shall, to the extent that such New Options have not been exercised as of the date of such termination, remain exercisable until the date that is three years after the date of such termination (but in no event later than the date on which such Options were scheduled to expire at the time they were granted (i.e., generally the date that is ten years after the date of grant)), and (ii) no further New Options shall be granted to you.

2

Except as expressly amended herein, the terms and provisions of the Agreement shall remain in full force and effect.

If the foregoing correctly sets forth our understanding, please sign below and return this amendment to the Agreement to Company.

WARNER MUSIC GROUP INC.

	By:	/s/ David H. Johnson

Accepted and Agreed:

/s/ Les Bider
Les Bider

3

5/17/01

WARNER MUSIC GROUP INC.

75 Rockefeller Plaza

New York, New York 10019

May 31, 2001

Effective January 1, 2001

Les Bider

3830 Hayvenhurst Drive

Encino, CA 91436

Dear Les:

Please refer to the employment agreement between Warner Music Group Inc. (“Company”) and you dated March 22, 1999, effective as of January 1, 1999 (the “Pre-Amendment Agreement,” and as amended by this Amendment, the “Agreement”).

This letter, when countersigned, shall constitute our agreement to amend the Agreement as set forth herein. Unless otherwise indicated, capitalized terms shall have the meanings set forth in the Agreement.

1.  Paragraph 11 of the Agreement is hereby amended in its entirety to read as follows:

“11. Third Party Employment Discussions; Deferred Compensation:

(a)  You shall not, without the prior written consent of Company, discuss, negotiate with respect to, or enter into any agreement relating to, the rendering of your services following the expiration of the Term to any third party (a “Third Party Employment Discussion”), unless such Third Party Employment Discussion occurs during the final nine months of the Term.

(b)  During the period from January 1, 1999 through December 31, 2000, in addition to the salary and bonus which were payable to you by Company during such period in accordance with Paragraph 3(a) above, Company paid to the trustee (the “Trustee”) of a WMG grantor trust (the “Rabbi Trust”) for credit to a special account maintained on the books of the Rabbi Trust for you (the “Trust Account”), monthly, an amount equal to 50% of one-twelfth of your annual salary. As of January 1, 2001, amounts shall cease to be credited to your Trust Account; provided that, the Trust Account shall continue to be maintained by the Trustee in accordance with the terms of this Agreement and Annex A attached hereto and the trust agreement (the “Trust Agreement”) establishing the Rabbi Trust (which Trust Agreement shall in all respects be in furtherance of, and not inconsistent with, the terms of this Agreement, including Annex A attached hereto), until the full amount which you are entitled to receive therefrom has been paid. WMG shall maintain the Rabbi Trust as a grantor trust within the meaning of subpart E, part 1, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall pay all fees and expenses of the Trustee and shall enforce the provisions of the Trust Agreement for your benefit. In the event that any amounts become payable to your Rabbi Trust after January 1, 2001 pursuant to this Agreement, you may elect by written notice delivered to WMG at least 15 days prior to the commencement of any calendar year during the Term to have (a) all of such payments credited instead to the Deferred Compensation Plan established by Time Warner Inc. on November 18, 1998, as the same may be amended from time to time (as so amended, the “Deferred Plan”) or (b) 50% of such payments to be made to be made to the Rabbi Trust credited to the Deferred Plan and the remaining 50% paid to the Rabbi Trust. For purposes of clarification, the Trust Account shall be maintained as separate trust account and shall not be combined with the trust account (the “Prior Trust Account”) maintained by WMG for your benefit pursuant to the employment agreement (including, Annex A attached thereto) between you and WMG (as successor to Warner Communications Inc. and Warner/Chappell Music Inc.) dated June 8, 1990, as amended by letter agreements dated June 7, 1991, August 2, 1994 and March 26, 1998 (as amended, the “Prior Agreement”). Accordingly, you shall be entitled to receive distributions from the Prior Trust Account in accordance with the terms of Annex A of the Prior Agreement.”

For purposes of clarification, all amounts credited to your Trust Account and Deferred Plan prior to January 1, 2001 (the “Prior Amounts”) shall be maintained in the Trust Account and Deferred Plan and paid to you in accordance with the terms and conditions of the Agreement, Annex A to the Agreement, and the Trust Agreement. The maintenance and payment to you of the Prior Amounts in accordance with the terms and conditions of the Agreement, Annex A to the Agreement, and the Trust Agreement shall not be affected by this amendment.

2.               (a) The Agreement is hereby amended to provide that in each of 2001, 2002, and 2003, Company shall cause AOL Time Warner Inc. to grant to you options to purchase shares of the Common Stock of AOL Time Warner Inc. (the “Options”) which Options shall be exercisable in accordance with the terms of the stock option agreement to be executed and delivered by you pursuant to the applicable stock option plan. The number of Options to be granted to you in each such year shall be calculated to equal the “Replacement Amount” (as defined below) multiplied by three (3). The “Replacement Amount” means (i) the amount that would have been credited to your Trust Account during such year pursuant to Paragraph 11(d) of the Agreement, but for the elimination of such credit pursuant to Paragraph 1 above, divided by  (ii) the value of one Option (as determined by AOL Time Warner Inc. using the Black-Scholes method of valuation).

(b) In the event that your employment with Company terminates at the expiration of the Term, including, without limitation, whether such termination is due to Company’s unwillingness to offer continued employment, your unwillingness to accept continued employment, or any failure of you and Company to agree upon the terms of future employment, then the Options which have been granted to you pursuant to Paragraph 2(a) above (i) shall, to the extent that.any such Options have not vested as of the date of such termination, immediately vest, and (ii) shall, to the extent that such Options have not been exercised as of the date of such termination, remain exercisable until the earlier of (A) the date that is three years after the date of such termination and (B) the date on which such Options expire pursuant to the applicable stock option plans and agreements.

(c) Notwithstanding the foregoing, the Agreement is hereby amended to provide that in the event of the termination of your employment by Company other than pursuant to Paragraph 9 or 10, (i) any Options which have been granted to you pursuant to Paragraph 2(a) above prior to the date of such termination shall immediately vest, and (ii) Company shall, within 30 days of the date of such termination, elect to. either (a) pay to you any amounts that would have been credited to the Trust Account and/or Deferred Plan pursuant to Paragraph 11(d) of the Pre-Amendment Agreement during the remainder of the Term, but for the elimination of such credit by operation of Paragraph 1 of this Amendment, to the extent that, and at such times as, such amounts would have been payable to you pursuant to Paragraph 11(d) of the Pre-Amendment Agreement, or (b) grant to you any Options which were to be granted, pursuant to Paragraph 2(a) above during the remainder of the Term, which Options shall vest immediately and remain exercisable for three years after the date of such termination. In the event that, following any such termination of your employment, Company fails to notify you in writing of its election pursuant to this paragraph within such 30 day period, Company shall be deemed to have elected to pay to you any amounts that would have been credited to the Trust Account and/or Deferred Plan pursuant to Paragraph 11(d) of the Pre-Amendment Agreement during the remainder of the Term, but for the elimination of such credit pursuant to Paragraph 1 above, to the extent that, and at such times as, such amounts would have been payable to you pursuant to Paragraph 11(d) of the Pre-Amendment Agreement.

(d) References to Paragraph 11(d) of the Pre-Amendment Agreement shall be deemed to exclude any reference to Advisory Services, which the parties acknowledge are no longer required in any circumstance.

Except as expressly amended herein, the terms and provisions of the Agreement shall remain in full force and effect.

If the foregoing correctly sets forth our understanding, please sign below and return this amendment to the Agreement to Company.

WARNER MUSIC GROUP INC.

	By:	/s/ David M. Johnson

Accepted and Agreed:

/s/ Les Bider
Les Bider

3.10.99

WARNER MUSIC GROUP INC.
4000 Warner Blvd.
Burbank, California 91522-1606

March 22, 1999

As of January 1, 1999

Leslie Bider

3830 Hayvenhurst Drive

Encino, CA 91436

Dear Les:

This letter, when signed by you and countersigned by us (“WMG”), shall constitute our agreement (the “Agreement”) with respect to your employment with Warner/Chappell Music Inc. (“Company”).

1.                                       Position: Chairman and. Chief Executive Officer of Company.

2.                                       Term: The term of this Agreement (the “Term”) shall commence on January 1, 1999 and end on December 31, 2003.

3                                          Compensation:

(a) Salary: During the Term, Company shall pay you a salary at the following rates for the specified periods:

Period of the Term	Annual Rate of Salary
1/1/99 —12/31/01	$800,000
1/1/02 — 12/31/03	$850,000

(b) Discretionary Bonus: With respect to each calendar year of the Term, Company may grant to you, an annual bonus (or a pro rata portion of such annual bonus for a portion of such calendar year), the amount of which shall be determined by WMG at its sole discretion.

(c) Payment of Compensation: Compensation accruing to you during the Term shall be payable in accordance with the regular payroll practices of Company for employees at your level. You shall not be entitled to additional compensation for performing any services for Company’s subsidiaries or affiliates.

4.                                       Exclusivity: Your employment with Company shall be full-time and exclusive. During the Term you will not render any services for others, or for your own account, in the field of entertainment or otherwise; provided, however, that you shall not be precluded from personally, and for your own account, investing or trading in real estate, stocks, bonds, securities, commodities, or other forms of investment for your own benefit, except that your rights hereafter to invest in any business or enterprise principally devoted to any activity which, at the time of such investment, is competitive to any business or enterprise of Company, Time Warner Inc. (“Time Warner”), or the subsidiaries or affiliates thereof, shall be limited to the purchase of not more than two percent (2%) of the issued and outstanding stock or other securities of a corporation listed on a national securities exchange or traded in the over-the-counter market.

5.                                       Reporting: You shall at all times work under the supervision and direction of the Co-Chairmen and Co-CEOs of WMG, except that if WMG appoints a President or Chief Operating Officer, or other senior executive officer of similar title, then, the Co-Chairmen and Co-CEOs may designate that you shall report to such officer.

6.             Place of Employment: The greater Los Angeles Metropolitan area.  You shall render services at the offices established for Company at such location.  You agree to travel on temporary trips to such other place or places as may be required from time to time to perform your duties hereunder.

7.                                       Travel and Entertainment Expenses: Company shall pay or reimburse you for reasonable expenses actually incurred or paid by you during the Term in the performance of your services hereunder in accordance with Company’s policy for employees at your level upon presentation of expense statements or vouchers or such other supporting information as Company may customarily require.

8.                                       Benefits: Stock Options: While you are employed hereunder, you shall be entitled to all fringe benefits generally accorded to executives of Company at your level from time to time, including, but not limited to, pension, medical health and accident, group insurance and similar benefits, provided that you are eligible under the general provisions of any applicable plan or program and Company continues to maintain such plan or program during the Term. In addition, you shall be entitled to an automobile allowance in accordance with Company policy for executives at your level. You shall also be entitled to four (4) weeks vacation (with pay) during each calendar year of the Term, which vacation shall be taken at reasonable times to be approved by Company and shall be governed by Company’s policies with respect to vacations for executives of Company at your level. WMG shall use its best efforts to cause Time Warner Inc. to grant to you options to purchase 100,000 shares of the Common Stock of Time Warner Inc. (the “Options”), which Options shall be exercisable in accordance with the terms of the stock option agreement to be executed and delivered by you pursuant to the applicable stock option plan.

9.                                       Disability/Death: If you shall become physically or mentally incapacitated from performing your duties hereunder, and such incapacity shall continue for a period of six (6) consecutive months or more or for shorter periods aggregating six months or more in any twelve-month period, Company shall have the right, provided that you have not resumed your usual duties prior to such date, to terminate your employment hereunder upon paying to you any accrued but unpaid salary to the date of such termination. In the event of your death, this Agreement shall automatically terminate except that Company shall pay to your estate any accrued but unpaid salary through the last day of the month of your death. The termination of your employment pursuant to this Paragraph 9 shall not affect any vested rights which you may have at the time of such termination pursuant to any insurance or other benefit plan or arrangement of Company or WMG.

10.                                 Termination by Company: Company may at any time during the Term, by written notice, terminate your employment for “Cause” (as defined below), such Cause to be specified in the notice of termination. The following acts shall constitute “Cause” hereunder: (i) any willful or intentional act or omission having the effect, which effect is reasonably foreseeable, of materially injuring the reputation, business or business or employment relationships of Company or its affiliates; (ii) conviction of, or plea of nolo contendere to, a misdemeanor involving theft, fraud, forgery or the sale or possession of illicit substances or a felony; (iii) breach of material covenants contained in this Agreement; and (iv) repeated or continuous failure, neglect or refusal to perform your material duties hereunder. Notice of termination given to you by Company shall specify the reason(s) for such termination, and in the case where a cause for termination described in clause (iii) or (iv) above shall be susceptible of cure, and such notice of termination is the first notice of termination given to you for such reason, if you fail to cure such cause for termination within ten (10) business days after the date of such notice, termination shall be effective upon the expiration of such ten-day period, and if you cure such cause within such ten-day period, such notice of termination shall be ineffective. In all other cases, notice of termination shall be effective on the date thereof.

11.                                 Advisory Services:

(a) In the event that prior to June 30, 2003: (a) WMG offers to continue your employment following the expiration of the Term on terms not less favorable to you than those in effect under this Agreement with respect to the calendar year 2003, and (b) you elect not to accept such offer, then, during the two-year period (the “Advisory Period”) following the expiration of the Term, you shall render advisory services (the “Advisory Services”) to Company on an exclusive basis as set forth in this Paragraph 11.

(b) During the Advisory Period, you shall provide Advisory Services with respect to the business, affairs and management of Company as may be requested by Company, provided, however, that you shall not be required to devote more than one (1) day (up to 8 hours) each month to Advisory Services, which services shall be performed at a time mutually convenient to you and Company. You may, subject to the restrictions set forth in Paragraph 11(c) hereof, engage in other full-time employment during the Advisory Period and your Advisory Services hereunder shall be required only at times and places consistent with such other employment or your private activities.

(c) In the event you are required to furnish Advisory Services hereunder, such services shall be rendered on an exclusive basis in the recorded music .and music publishing business and in furtherance thereof, during the Advisory Period, you shall not enter into the employ of, or render any services to, any person, firm or corporation engaged in the recorded music and music publishing businesses in the United States of America or elsewhere in the world, nor shall you have any interest directly or indirectly involving recorded music or music publishing businesses to the same extent as such interests are prohibited in Paragraph 4 of this Agreement.

(d) In consideration of your agreement to furnish Advisory Services as set forth herein, in addition to the salary and bonus which is payable to you by Company during the Term in accordance with Paragraph 3(a) above, unless you shall make the election described in the last sentence of this Paragraph 11(d), during the Term, Company shall pay to the trustee (the “Trustee”) of a WMG grantor trust (the “Rabbi Trust”) for credit to a special account maintained on the books of the Rabbi Trust for you (the “Trust Account”), monthly, an amount equal to 50% of one-twelfth of your annual salary. The Trust Account shall be maintained by the Trustee in accordance with the terms of this Agreement and Annex A attached hereto and the trust agreement (the “Trust Agreement”) establishing the Rabbi Trust (which Trust Agreement shall in all respects be in furtherance of, and not inconsistent with, the terms of this Agreement, including Annex A attached hereto), until the full amount which you are entitled to receive therefrom has been paid. WMG shall maintain the Rabbi Trust as a grantor trust within the meaning of subpart E, part 1, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall pay all fees and expenses of the Trustee and shall enforce the provisions of the Trust Agreement for your benefit. You may elect by written notice delivered to the WMG at least 15 days prior to the commencement of any calendar year during the Term to have (a) all of the payments to be made to the Rabbi Trust pursuant to the first sentence of Paragraph 11(a) hereof, credited instead to the Deferred Compensation Plan established by Time Warner Inc. on November

18, 1998, as the same may be amended from time to time (as so amended, the “Deferred Plan”) or (b) 50% of the payments to be made to be made to the Rabbi Trust pursuant to the first sentence of Paragraph 11(a), credited to the Deferred Plan and the remaining 50% paid to the Rabbi Trust. For purposes of clarification, the Trust Account shall be maintained as separate trust account and shall not be combined with the trust account (the “Prior Trust Account”) maintained by WMG for your benefit pursuant to the employment agreement (including, Annex A attached thereto) between you and WMG (as successor to Warner Communications Inc. and Warner/Chappell Music Inc.) dated June 8, 1990, as amended by letter agreements dated June 7, 1991, August 2, 1994 and March 26, 1998 (as amended, the “Prior Agreement”). Accordingly, you shall be entitled to receive distributions from the Prior Trust Account in accordance with the terms of Annex A of the Prior Agreement, subject to Paragraph 11(e) below.

(e) Notwithstanding anything to the contrary contained herein, in Annex A hereto or in Annex A of the Prior Agreement, in the event that you fail to provide Advisory Services on an exclusive basis as provided in Paragraph 11(c) hereof, hi addition to any other remedies that WMG and/or Company may have, WMG shall have the right to suspend, during the remainder of the Advisory Period, making payments to you from the Trust Account and the Prior Trust Account, notwithstanding that any amounts of deferred compensation had been credited and/or paid to you as. herein provided prior to such suspension. In the event that distributions from the Trust Account and/or the Prior Trust Account are suspended during all or any part of the Advisory Period pursuant to the preceding sentence, the value of the Trust Account and/or the Prior Trust Account shall nevertheless be reduced to the extent of each such suspended payment(s) in all respects as if such payment(s) had been made to you when due as provided herein and in Annex A hereto and Annex A of the Prior Agreement and the balance of the Trust Account and/or the Prior Trust Account, as so reduced, shall be paid to you in accordance with Annex A hereto and Annex A of the Prior Agreement commencing upon the conclusion of the Advisory Period.

12.                                 Confidential Matters: You shall keep secret all confidential matters of Company and its affiliates (for purposes of this Paragraph 12 only, “Company”), and shall not disclose them to anyone outside of Company, either during or after your employment with Company, except with Company’s written consent. You shall deliver promptly to Company upon termination of your employment, or at any time Company may request, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to the business of Company which you may then possess or have under your control.

13.                                 Results and Proceeds of Employment: You acknowledge that Company shall own all rights of every kind and character throughout the world in perpetuity in and to any material and/or ideas written, suggested or in any way created by you hereunder and all other results and proceeds of your services hereunder, including, but not limited to, all copyrightable material created by you within the scope of your employment. You agree to execute and deliver to Company such assignments or other instruments as Company may require from time to time to evidence Company’s ownership of the results and proceeds of your services.

14.                                 Notices: All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid courier, or mailed first-class, postage prepaid, by registered or certified mail, return receipt requested, as follows:

TO YOU:	TO COMPANY:

Leslie Bider	Warner Music Group Inc.
3830 Hayvenhurst Drive	4000 Warner Boulevard
Encino, CA 91436	Burbank, CA 91522
Attn: General Counsel

Either you or Company may change the address to which notices are to be sent by giving written notice of such change of address to the other in the manner herein provided for giving notice.

15.                                 Miscellaneous:

(a)                                  You represent and warrant to Company that you are free to enter into this Agreement and, as of the commencement of the Term hereof, are not subject to any conflicting obligation or any disability which will prevent you from or interfere with your executing and performing your obligations hereunder.

(b)                                 You acknowledge that while you are employed hereunder you will comply with Company’s conflict of interest policy and other corporate policies, as in effect from time to time, of which you are made aware. All payments made to you hereunder shall be subject to applicable withholding and social security taxes and other ordinary and customary payroll deductions.

(c)                                  You acknowledge that services to be rendered by you under this Agreement are of a special, unique and intellectual character which gives them peculiar value, and that a breach or threatened breach of any provision of this Agreement (particularly, but not limited to, the provisions of Paragraphs 4 and 12 hereof). will cause Company immediate irreparable injury and damage which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, without limiting any right or remedy which Company may have in such event, you specifically agree that Company shall be entitled to injunctive relief to enforce and protect its rights under this Agreement. The provisions of this Paragraph 15(c) shall not be construed as a waiver by Company of any rights which Company may have to damages or any other remedy.

(d)                                 This Agreement sets forth the entire agreement and understanding of the parties hereto, and supersedes and terminates any and all prior agreements, arrangements and understandings, including, without limitation, the Prior Agreement, except with respect to the provisions of Annex A of the Prior Agreement and paragraph 5 of the letter agreement dated June 7, 1991, as amended by the letter agreement dated March 26, 1998. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not herein set forth.

(e)                                  The provisions of this Agreement shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors and permitted assigns. This Agreement, and your rights and obligations hereunder, may not be assigned by you. Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or a substantial portion of the stock or assets of Company, Warner Music Group or Time Warner Inc:

(f)                                    Nothing contained in this Agreement shall be construed to impose any obligation on Company to renew this Agreement. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing obligation upon the expiration of this Agreement. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(g)                                 This Agreement shall be governed by and construed according to the laws of the State of California as applicable to agreements executed in and to be wholly performed within such State.

If the foregoing correctly sets forth our understanding, please sign below and return this agreement to Company.

Very truly yours,

WARNER/CHAPPELL MUSIC, INC.

	By:	/s/ [ILLEGIBLE]

Accepted and Agreed:

/s/ Leslie Bider
Leslie Bider

Annex A
to the
Employment Agreement
between

WARNER MUSIC GROUP INC.
(the “Company”)
and
Leslie Bider
(the “Executive”)

Deferred Compensation Account

A.1                             Investments. Funds credited to the Trust Account shall be actually invested and reinvested in an account in securities selected from time to time by an investment advisor designated from time to time by the Company (the “Investment Advisor”), substantially all of which securities shall be “eligible securities”. The designation from time to time by the Company of an Investment Advisor shall be subject to the Executive’s prior approval, which approval shall not be unreasonably withheld. “Eligible securities” are common and preferred stocks, warrants to purchase common or preferred stocks, put and call options, and corporate or governmental bonds, notes and debentures, either listed on a national securities exchange or for which price quotations are published in newspapers of general circulation, including The Wall Street Journal, and certificates of deposit. Eligible securities shall not include the common or preferred stock, any warrants, options or rights to purchase common or preferred stock or the notes or debentures of the Company or Time Warner Inc. or any corporation or other entity of which the Company or Time Warner Inc. owns directly or indirectly 5% or more of any class of outstanding equity securities. The Investment Advisor shall have the right, from time to time, to designate eligible securities which shall be actually purchased and sold for the Trust Account on the date of reference. Such purchases may be made on margin; provided that the Company may, from time to time, by written notice to the Executive, the Trustee and the Investment Advisor, limit or prohibit margin purchases in any manner it deems prudent and, upon three business days written notice to the Executive, the Trustee and the Investment Advisor, cause all eligible securities theretofore purchased on margin to be sold. The Investment Advisor shall send notification to the Executive and the Trustee in writing of each transaction within five business days thereafter and shall render to the Executive and the Trustee written quarterly reports as to the current status of the Executive’s Trust Account. In the case of any purchase, the Trust Account shall be charged with a dollar amount equal to the quantity and kind of securities purchased multiplied by the fair market value of such securities on the date of reference and shall be credited with the quantity and kind of securities so purchased. In the case of any sale, the Trust Account shall be charged with the quantity and kind of securities sold, and shall be credited with a dollar amount equal to the quantity and kind of securities sold multiplied by the fair market value of such securities on the date of reference. Such charges and credits to the Trust Account shall take place immediately upon the consummation of the transactions to which they relate. As used herein “fair market value” means either (i) if the security is actually purchased or sold by the Rabbi Trust on the date of reference, the actual purchase or sale price per security to the Rabbi Trust or (ii) if the security is not purchased or sold on the date .of reference, in the case of a listed security, the closing price per security on the date of reference, or if there were no sales on such date, then the closing price per security on the nearest preceding day on which there were such sales, and, in the case of an unlisted security, the mean between the bid and asked prices per security on the date of reference, or if no such prices are available for such date, then the mean between the bid and asked prices per security on the nearest preceding day for which such prices are available. If no bid or asked price information is available with respect to a particular security, the price quoted to the Trustee as the value of such security on the date of reference (or the nearest preceding date for which such information is available) shall be used for purposes of administering the Trust Account, including determining the fair market value of such security. The Trust Account shall be charged currently with all interest paid by the Trust Account with respect to any credit extended to the Trust Account.  Such interest shall be charged to the Trust Account, for margin purchases actually made, at the rates and times actually paid by the Trust Account. The Company may, in the Company’s sole discretion, from time to time serve as the lender with respect to any margin transactions by notice to the then Investment Advisor and the Trustee and in such case interest shall be charged at the rate and times then charged by an investment banking firm designated by the Company with which the Company or Time Warner Inc. does significant business. Brokerage fees shall be charged to the Trust Account at the rates and times actually paid.

A.2                             Dividends and Interest. The Trust Account shall be credited with dollar amounts equal to cash dividends paid from time to time upon the stocks held therein. Dividends shall be credited as of the payment date. The Trust Account shall similarly be credited with interest payable on interest bearing securities held therein. Interest shall be credited as of the payment date, except that in the case of purchases of interest-bearing securities the Trust Account shall be charged with the dollar amount of interest accrued to the date of purchase, and in the case of sales of such interest-bearing securities the Trust Account shall be credited with the dollar amount of interest accrued to the date of sale. All dollar amounts of dividends or interest credited to the Trust Account pursuant to this Section A.2 shall be charged with all taxes thereon deemed payable by the Company (as and when determined pursuant to Section A.5). The Investment Advisor shall have the same right with respect to the investment and reinvestment of the net dividends and net interest as the Investment Advisor has with respect to the balance of the Trust Account.

A.3                             Adjustments. The Trust Account shall be equitably adjusted to reflect stock dividends, stock splits, recapitalizations, mergers, consolidations, reorganizations and. other changes affecting the securities held therein.

A.4                             Obligations of the Company. Without in any way limiting the obligations of the Company otherwise set forth in the Agreement or this Annex A, the Company shall have the obligation to establish, maintain and enforce the Rabbi Trust and to make payment to the Trustee for credit to the Trust Account in accordance with the provisions of the Agreement, to use due care in selecting the Trustee or any successor trustee and to in all respects work cooperatively with the Trustee to fulfill the obligations of the Company and the Trustee to the Executive. The Trust Account shall be charged with all taxes (including stock transfer taxes), interest, brokerage fees and investment advisory fees, if any, deemed payable by the Company and attributable to the purchase or disposition of securities designated by the Investment Advisor (in all cases net after any tax benefits that the Company would be deemed to derive from the payment thereof, as and when determined pursuant to Section A.5) and only in the event of a default by the Company of its obligation to pay such fees and expenses, the fees and expenses of the Trustee in accordance with the terms of the Trust Agreement, but no other costs of the Company. Subject to the terms of the trust Agreement, the securities purchased for the Trust Account as designated by the Investment Advisor shall remain the sole property of the Company, subject to the claims of its general creditors, as provided in the Trust Agreement. Neither the Executive nor his legal representative or any beneficiary designated by the Executive shall have any right, other than the right of an unsecured general creditor, against the Company or the Rabbi Trust in respect of any portion of the Trust Account.

A.5                             Taxes. The Trust Account shall be charged with all federal, state and local taxes deemed payable by the Company with respect to income recognized upon the dividends and interest received by the Trust Account pursuant to Section A.2 and gains recognized upon. sales of any of the securities which are sold pursuant to Section A.6 or A.7. The Trust Account shall be credited with the amount of the tax benefit received by the Company as a result of any payment of interest actually made pursuant to Section A.1 or A.2 and as a result of any payment of brokerage fees and investment advisory fees made pursuant to Section A.l. If any of the sales of the securities which are sold pursuant to Section A.l, A.6 or A.7 results in a loss to the Trust Account, such net loss shall be deemed to offset the income and gains referred to in the second preceding sentence (and thus reduce the charge for taxes referred to therein) to the extent then permitted under the Internal Revenue Code of 1986, as amended from time to time, and under applicable state and local income and franchise tax laws (collectively referred to as “Applicable Tax Law”); provided, however, that for the purposes of this Section A.5 the Trust Account shall, except as provided in the third following sentence, be deemed to be a separate corporate taxpayer and the losses referred to above shall be deemed to offset only the income and gains referred to in the second preceding sentence. Such losses shall be carried back and carried forward within the Trust Account to the extent permitted by Applicable Tax Law in order to minimize the taxes deemed payable on such income and gains within the Trust Account. For the purposes of this Section A.5, all charges and credits to the Trust Account for taxes shall be deemed to be made as of the end of the Company’s taxable year during which the transactions, from which the liabilities for such taxes are deemed to have arisen, are deemed to have occurred. Notwithstanding the foregoing, if and to the extent that in any year there is a net loss in the Trust Account that cannot be offset against income and gains in any prior year, then an amount equal to the tax benefit to the Company of such net loss (after such net loss is reduced by the amount of any net capital loss of the Trust Account for such year) shall be credited to the Trust Account on the last day of such year. If and to the extent that any such net loss of the Trust Account shall be utilized to determine a credit to the Trust Account pursuant to the preceding sentence, it shall not thereafter be carried forward under this Section A.5. For purposes of determining taxes payable by the Company under any provision of this Annex A it shall be assumed that the Company is a taxpayer and pays all taxes at the maximum marginal rate of federal income taxes and state and local income and franchise taxes (net of assumed federal income tax benefits) applicable to business corporations and that all of such dividends, interest, gains and losses are allocable to its corporate headquarters.

A.6                             One-Time Transfer to Deferred Plan. So long as the Executive is an employee of the Company, the Executive shall have the right to elect at any time, but only once during the Executive’s lifetime, by written notice to the Company to transfer to the Deferred Plan all or a portion of the Net Transferable Balance (determined as provided in the next sentence) of the Trust Account. If the Executive shall make such an election, the Net Transferable Balance shall be determined as of the end of the calendar quarter following the date of such election (unless such election is made during the ten calendar days following the end of a calendar quarter, in which case such determination shall be made as of the end of such preceding calendar quarter) by adjusting all of the securities held in the Trust Account to their fair market value (net of the tax adjustment that would be made thereon if sold, as estimated by the Company or the Trustee) and by deducting from such value the amount of all outstanding indebtedness and any other amounts payable by the Trust Account. Transfers to the Deferred Plan shall be made in cash as promptly as reasonably practicable after the net of such calendar quarter and the Investment Advisor (or the Company or the Trustee if the Investment Advisor shall fail to act in a timely manner) shall cause securities held in the Trust Account to be sold to provide cash equal to the portion of the Net Transferable Balance of the Trust Account selected to be transferred by the Executive. If the Executive elects to transfer more than 75% of the Net Transferable Balance of the Trust Account to the Deferred Plan, the Company or the Trustee shall be permitted to take such action as they may deem reasonably appropriate, including but not limited to, retaining a portion of such Net Transferable Balance in the Trust Account, to ensure that the Trust Account will have sufficient assets to pay the Company the amount of taxes payable on such sales of securities at the end of the year in which such sales are made.

A.7                             Payments. Subject to the provisions of Section 11 of the Agreement, payments of deferred compensation from the Trust Account shall be made as provided in this Section A.7. Except as otherwise specifically provided in this Section A.7, unless the Executive makes the election referred to the next succeeding sentence, deferred compensation shall be paid bi-weekly for a period of ten years (the “Pay-Out Period”) commencing on the first Company payroll date in the month of January 2004. The Executive may elect a shorter pay-Out Period by delivering written notice to the Company or the Trustee at least one-year prior to the commencement of the Pay-Out Period, which notice shall specify the shorter Pay-Out Period. On each payment date, the Trust Account shall be charged with the dollar amount of such payment. On each payment date, the amount of cash held in the Trust Account shall be not less than the payment then due and the Company or the Trustee may select the securities to be sold to provide such cash if the Investment Advisor shall fail to do so on a timely basis. The amount of any taxes payable with respect to any such sales shall be computed, as provided in Section A.5 above, and deducted from the Trust Account, as of the end of the taxable year of the Company during which such sales are deemed to have occurred. Solely for the purpose of determining the amount of payments during the Pay-Out Period, the Trust Account shall be valued on the fifth trading day prior to the end of the month preceding the first payment of each year of the Pay-Out Period, or more frequently at the Company’s or the Trustee’s election (the “Valuation Date”), by adjusting all of the securities held in the Trust Account to their fair market value (net of the tax adjustment that would be made thereon if sold, as estimated by the Company or the Trustee) and by deducting from the Trust Account the amount of all outstanding indebtedness. The extent, if any, by which the Trust Account, valued as provided in the immediately preceding sentence, plus any amounts that have been transferred to the Deferred Plan pursuant to Section A.6 hereof and not theretofore distributed or deemed distributed therefrom, exceeds the aggregate amount of credits to the Trust Account pursuant to the Agreement as of each Valuation Date and not theretofore distributed or deemed distributed pursuant to this Section A.7 is herein called “Account Retained Income.” The amount of each payment for the year, or such shorter period as may be determined by the Company or the Trustee, of the Pay-Out Period immediately succeeding such Valuation Date, including the payment then due, shall be determined by dividing the aggregate value of the Trust Account, as valued and adjusted pursuant to the second preceding sentence, by the number of payments remaining to be paid in the Pay-Out Period, including the payment then due; provided that each payment made shall be deemed made first out of Account Retained Income (to the extent remaining after all prior distributions thereof since the last Valuation Date). The balance of the Trust Account, after all the securities held therein have been sold and all indebtedness liquidated, shall be paid to the Executive in the final payment, which shall be decreased by deducting therefrom the amount of all taxes attributable to the sale of any securities held in the Trust Account since the end of the preceding taxable year of the Company, which taxes shall be computed as of the date of such payment.

If the Agreement or the Term of employment is terminated by the Company in breach of the Agreement, the Trust Account shall be valued as of the date the Executive ceases to be an employee of Company and leaves the payroll of Company and the balance of the Trust Account, after all the securities held therein have been sold and all indebtedness liquidated, shall be paid to the Executive as soon as practicable and in any event within 30 days following the date Executive leaves the payroll of the Company in a final lump sum payment, which shall be decreased by deducting therefrom the amount of all taxes attributable to the sale of any securities held in the Trust Account since the end of the preceding taxable year of Company, which taxes shall be computed as of the date of such payment. Payments made pursuant to this paragraph shall be deemed to be made first out of Account Retained Income.

Notwithstanding the foregoing provisions of this Section A.7, if the Rabbi Trust shall terminate in accordance with the provisions of the Trust Agreement, the Trust Account shall be valued as of the date of such termination and the balance of the Trust Account shall be paid to the Executive within 15 days of such termination in accordance with the provisions of the third preceding paragraph.

If a transfer to the Deferred Plan has been made pursuant to Section A.6 hereof, payments made to the Executive from the Deferred Plan (a) shall be deemed made first from the amounts transferred to the Deferred Plan pursuant to Section A.6 and (b) shall be deemed made first out of Account Retained Income.

Within 90 days after the end of each taxable year of the Company in which payments are made, directly or indirectly, to the Executive from the Trust Account or from the Deferred Plan with respect to amounts transferred to the Deferred Plan from the Trust Account pursuant to Section A.6 and at the time of the final payment from the Trust Account, the Company or the Trustee shall compute and the Company shall pay to the Trustee for credit to the Trust Account, the amount of the tax benefit assumed to be received by the Company from the payment to the Executive of all amounts of Account Retained Income included in any such payment. No additional credits shall be made to the Trust Account pursuant to the preceding sentence in respect of the amounts credited to the Trust Account pursuant to the preceding sentence. Notwithstanding any provision of this Section A.7, the Executive shall not be entitled to receive pursuant to this Annex A (including any amounts that have been transferred the Deferred Plan pursuant to Section A.6. hereof) an aggregate amount that shall exceed the sum of (i) all credits made to the Trust Account pursuant to the Agreement, (ii) the net cumulative amount (positive or negative) of all income, gains, losses, interest and expenses charged or credited to the Trust Account pursuant to this Annex A (excluding credits made pursuant to the second preceding sentence), after all credits and charges to the Trust Account with respect to the tax benefits or burdens thereof, and (iii) an amount equal to the tax benefit to the Company from the payment of the amount (if positive) determined under clause (ii) above; and the final payment(s) otherwise due may be adjusted or eliminated accordingly. In determining the tax benefit to the Company under clause (iii) above, the Company shall be deemed to have made the payments under clause (ii) above with respect to the same taxable years and in the same proportions as payments of Account Retained. Income were actually made from the Trust Account. Except as otherwise provided in this paragraph, the computation of all taxes and tax benefits referred to in this Section A.7 shall be determined in accordance with Section A.5 above.

End of Annex A